[Letterhead]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I have read Item 4 in the attached Form 8-K dated July 21, 2000 of EMC Energies, Inc. and am in agreement with the statements contained therein except for the last paragraph of Item 4 of which I have no basis to agree or disagree with the statements of that paragraph.

Very truly yours,

/s/ David T Thomson

David T. Thomson P.C.

Murray, UT
July 25, 2000